                         Wm.  WRIGLEY Jr.  Company

     Wrigley Building  410 N. Michigan Avenue  Chicago, Illinois 60611

                         NOTICE OF ANNUAL MEETING

To the Stockholders:

      The Annual Meeting of the Stockholders of the Wm. Wrigley Jr. Company, a Delaware corporation, will be held in the Wrigley Building, 410
N. Michigan Avenue, Chicago, Illinois, on Wednesday, March 5, 1997, at 9:00 a.m., Central Standard Time, for the following purposes:

      1.  To elect the full Board of nine directors;

      2.  To approve the 1997 Management Incentive Plan;

      3. To ratify the appointment of independent auditors for the year ending December 31, 1997; and

      4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

      Stockholders of record at the close of business on January 15, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

      Your copy of the 1996 Annual Report of the Wm. Wrigley Jr. Company is enclosed.

      You can help your Company prepare for the Annual Meeting by marking, signing and dating the accompanying proxy and returning it as soon as possible. For your convenience, a return envelope is enclosed with postage paid if mailed in the United States or Canada.

                By Authorization of the Board of Directors,

                                                    Wm. M. Piet, Secretary

Chicago, February 5, 1997

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN RETURNING YOUR SIGNED PROXY IS GREATLY APPRECIATED.

Proxy Statement for
Annual Meeting of Stockholders of
WM. WRIGLEY JR. COMPANY
To Be Held on March 5, 1997

TABLE OF CONTENTS

                                                                              Page
General                                                                          1
Proposal 1 -- Election of Directors                                              2
  Security Ownership of Directors and Executive Officers                         5
  Security Ownership of Certain Beneficial Owners                                6
  Meetings and Committees of the Board                                           7
  Compensation of Directors                                                      7
Proposal 2 -- Approval of Adoption of the Wm.  Wrigley Jr.  Company
  1997 Management Incentive Plan                                                 9
  Federal Tax Consequences                                                      12
  New Plan Benefits                                                             13
Proposal 3 -- The Appointment of Ernst & Young LLP as Independent Auditors      14
Executive Compensation                                                          15
  Compensation Committee Report on Executive Compensation                       15
  Five-Year Total Stockholder Return Index                                      18
  Summary Compensation Table                                                    19
  Stock Options and Stock Appreciation Rights                                   21
  Long-Term Stock Grant Program                                                 21
  Pension Plan                                                                  22
Stockholder Proposals for 1998 Annual Meeting of Stockholders                   22
Other Business                                                                  22
Wm. Wrigley Jr. Company Management Incentive Plan                              A-1

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M., MARCH 5, 1997


GENERAL

      SOLICITATION OF PROXIES. The accompanying proxy is solicited by and on behalf of the Board of Directors (the "Board") of the Wm. Wrigley Jr. Company (the "Company") in connection with the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. on Wednesday, March 5, 1997, and at any adjournments thereof. The principal executive offices of the Company are located in the Wrigley Building, 410 N. Michigan Avenue, Chicago, Illinois 60611. This proxy statement, the enclosed proxy and a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 are being mailed on or about February 5, 1997, to stockholders of record as of January 15, 1997.

      COSTS OF SOLICITATION. The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telegram, cable or personal contact. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company's Common and Class B Common Stock.

      OUTSTANDING VOTING SHARES. Stockholders of record at the close of business on January 15, 1997 will be entitled to notice of and to vote at the Annual Meeting. As of January 15, 1997, there were 92,034,035 shares of Common Stock and 24,143,339 shares of Class B Common Stock outstanding and entitled to notice and to vote. Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes on each matter presented to the stockholders.

      VOTE REQUIRED FOR APPROVAL. Shares of both classes of Common Stock will vote together as a single class with respect to the election of directors, approval of the 1997 Management Incentive Plan and the ratification of appointment of independent auditors. Under the Company's By-laws, the election of directors, approval of the 1997 Management Incentive Plan and the ratification of the appointment of independent auditors each requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented at the Annual Meeting in person or by proxy. Votes may be cast by a stockholder in favor of the nominees or withheld. Votes may be cast by a stockholder in favor of or against approval of the 1997 Management Incentive Plan and the ratification of appointment of independent auditors or a stockholder may elect to abstain on one or both matters. Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote.


      VOTING YOUR PROXY. Proxies in the accompanying form, properly executed and received by the Company prior to the Annual Meeting and not revoked, will be voted as directed. In the absence of direction from the stockholder, properly executed proxies received prior to the Annual Meeting will be voted FOR the election of all nominees for director, FOR approval of the 1997 Management Incentive Plan and FOR the ratification of the appointment of the independent auditors. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated proxy or by attending the Annual Meeting and voting your shares in person.

PROPOSAL 1
ELECTION OF DIRECTORS

      The annual election of the Board will take place at the Annual Meeting. At its January 30, 1997 meeting the Board approved the recommendation of the Nominating Committee that nine directors be submitted to the stockholders for approval at the Annual Meeting and accepted the resignation of Gary E. Gardner, who had served as a Director since
January 31, 1994. Mr. Gardner's resignation was not due to any disagreement with the Company or the Board but to the time demands of his new enterprise.

      Each of the nine nominees, if elected, will serve on the Board until the next annual meeting or until their successors shall be duly elected and qualified in accordance with the By-laws of the Company. All nominees are presently members of the Board. If any of the nine nominees should become unable to accept election, the persons named in the proxy as members of the proxy committee may vote for such other person or persons as may be designated by the Board or the proxy committee. Management has no reason to believe that any of the nominees named below will be unable to serve.

      Approval of the nominees for election to the Board will require the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as one class.

Charles F. Allison III

      Mr. Allison, 68, a Director of the Company since 1980, is Partner of Counsel to Booz Allen & Hamilton, Inc., a management consulting firm where he has been a member since 1958. Mr. Allison is Chairman of the Audit Committee and a member of the Compensation Committee.

Douglas S. Barrie

      Mr. Barrie, 63, a Director of the Company since January 30, 1996, was Group Vice President-International since 1984 and has been Group Vice President since 1996.

Lee Phillip Bell

      Mrs. Bell, 68, a Director of the Company since 1981, has, since 1980, been a Director of Bell-Phillip Television Productions, Inc., a producer of television dramas. Mrs. Bell is a member of the Compensation and Nominating Committees.

Robert P. Billingsley

      Mr. Billingsley, 69, a Director of the Company since 1977, is a private investor. From 1987 to 1994 he was Executive Vice President of WLD Enterprises, Inc., an investment firm. Mr. Billingsley is Chairman of the Compensation Committee and a member of the Nominating Committee.

Thomas A. Knowlton

      Mr. Knowlton, 50, a Director of the Company since August 21, 1996, has been Executive Vice President of the Kellogg Company, a worldwide manufacturer of ready-to-eat cereal products and convenience foods, since January 1992 and was named President-Kellogg North America in 1994.
Mr. Knowlton is a member of the Audit and Compensation Committees.

Penny Pritzker

      Ms. Pritzker, 37, a Director of the Company since 1994, has been a partner of Pritzker & Pritzker, a commercial real estate venture company and has been President of Classic Residence by Hyatt, an affiliate of Hyatt Corporation, since 1985 and 1987, respectively. Ms. Pritzker is also President of Penguin Group L.P., which acquires and develops non-Hyatt hotel real estate, and a Director of Coast-to-Coast Financial Corporation. Ms Pritzker is a member of the Audit and Nominating Committees.

Richard K. Smucker

      Mr. Smucker, 48, a Director of the Company since 1988, has been President and a Director of The J.M. Smucker Company, a manufacturer of food spreads and food spread-related items, since 1987 and 1975, respectively. Mr. Smucker is also a Director of The Sherwin-Williams Company. Mr. Smucker is Chairman of the Nominating Committee and a member of the Audit Committee.

William Wrigley

      Mr. Wrigley, 64, a Director of the Company since 1960, has been President and Chief Executive Officer of the Company since 1961.
Mr. Wrigley is also a Director of Texaco Inc. and American Home Products Corporation. Mr. Wrigley is a non-voting, ex officio member of the Audit, Compensation and Nominating Committees.

William Wrigley, Jr.

      Mr. Wrigley, 33, a Director of the Company since 1988, has been Vice President of the Company since 1991 and was Assistant to the President from 1985 to 1992. Mr. Wrigley is also a Director of The J.M. Smucker Company. William Wrigley, Jr. is the son of William Wrigley.


YOUR BOARD RECOMMENDS THAT STOCKHOLDERS
VOTE FOR ALL DIRECTORS.

          Security Ownership of Directors and Executive Officers

      The following table sets forth the beneficial ownership of all Company Common Stock, as of January 15, 1997, for each director and nominee, the Chief Executive Officer, the next four most highly compensated executive officers, and for all directors and executive officers as a group.

                                                                           Total
                                                           Class B       Stock and
                                          Common Stock     Common       Stock Based
      Name                  Common Stock(1) Units(2)       Stock*       Holdings(3)
Charles F. Allison III            20,077(4)   11,874         6,648(4)      38,599
Douglas S. Barrie                 34,728      13,469         1,218         49,415
Lee Phillip Bell                  59,659(5)   12,915         8,562         81,136
Robert P. Billingsley              6,000      12,317           -0-         18,317
Thomas A. Knowlton                   500         450           -0-            950
Penny Pritzker                       200       3,450           -0-          3,650
Richard K. Smucker                 3,568      10,597           -0-         14,165
William Wrigley               21,891,867(6)   44,445    12,854,508(6)  34,790,820
William Wrigley, Jr.              10,449       1,255         6,884         18,588
John F. Bard                       9,693      13,225           -0-         22,918
Ronald O. Cox                     41,573      11,915         6,796         60,284
Martin J. Geraghty                76,277(7)    1,606         7,571(7)      85,454

All directors and executive
  officers as a group (30)    22,307,666(8)  180,550    12,913,621     35,401,837

(1) Includes restricted shares held by directors and executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown. This column also includes 15,000 shares for Mr. Geraghty which are subject to outstanding exercisable stock options awarded under the 1988 Stock Option Program. These are the only options outstanding for all directors and executive officers as a group. No director or executive officer, except Mr. William Wrigley, owns more than one tenth of one percent of the total outstanding shares of either class of Common Stock. Mr. William Wrigley beneficially owns 23.79% of the shares of Common Stock outstanding and 53.24% of the shares of Class B Common Stock outstanding.

(2) Includes the non-voting share units as may be credited to the account of the named individual or members of the group, as applicable, under the Stock Deferral Plan for Non-Employee Directors (formerly called the Stock Retirement Plan for Non-Employee Directors, a complete description of which is set forth under the heading "Compensation of Directors") or pursuant to deferred compensation elections.

(3) Includes the sum of Common Stock, Common Stock Units and Class B Common Stock and represents the aggregate of the individual's Common Stock holdings assuming distribution of Common Stock Units as Common Stock and conversion of all Class B Common Stock to Common Stock.

(4) Includes 8,779 shares of Common Stock and 3,048 shares of Class B Common Stock over which Mr. Allison has shared voting and investment power.

(5) Includes 6,000 shares of Common Stock held by the Bell Family Foundation, over which shares Mrs. Bell has shared investment and voting power, and 6,000 shares held by her husband.

(6) Includes 21,002,416 shares of Common Stock and 11,537,000 shares of Class B Common Stock held by various trusts, a corporation and a nonprofit corporation. Mr. Wrigley has sole voting and investment power over the shares listed with the exception of 396,886 shares of Common Stock and 195,264 shares of Class B Common Stock over which Mr. Wrigley has shared voting power and 2,002,990 shares of Common Stock and 912,048 shares of Class B Common Stock, over which
      Mr. Wrigley has shared investment power. Of the total shares shown for Mr. Wrigley, he disclaims any beneficial interest in 9,220,353 shares of Common Stock and 4,689,598 shares of Class B Common Stock.

(7)   Includes 129 shares of Common Stock held by Mr. Geraghty's wife.

(8) Includes 2,038,578 shares of Common Stock and 918,480 shares of Class B Common Stock over which members of the group share voting or investment power.

  * Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Assuming an individual, or the group, converts the shares of Class B Common Stock held by such individual or group into shares of Common Stock, the percentage of Common Stock owned beneficially by Mr. William Wrigley would be 33.14%, and 33.33% for all directors and executive officers as a group. No other individual named or member of the group would own beneficially more than 0.10% of the Common Stock as the result of such conversion.

              Security Ownership of Certain Beneficial Owners

      As of January 15, 1997, the Company's records and other information made available by outside sources indicated that the following stockholders were beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock or Class B Common Stock.

                                    Amount and Nature of Beneficial Ownership
                                                                   Class B
                                      Common Stock*             Common Stock
      Name                     Shares    Percent of Class  Shares   Percent of Class
Edna Jean Offield,
  James S. Offield
  and Paxson H. Offield(1)
  410 N. Michigan Avenue
  Chicago, Illinois 60611      6,157,767        6.69       3,000,069       12.43
William Wrigley(2)
  410 N. Michigan Avenue
  Chicago, Illinois 60611     21,891,867       23.79      12,854,508       53.24

      Due to their substantial stock holdings, the Offield family and Mr. Wrigley may each be deemed a "control person" of the Company under applicable regulations of the Securities and Exchange Commission. James and Paxson Offield are the sons of Edna Jean Offield.

(1) Of the shares listed, Edna Jean Offield has sole voting and investment power over 821,120 shares of Common Stock; James
      S. Offield has sole voting and investment power over 1,660 shares of Common Stock and 64,002 shares of Class B Common Stock; and Paxson
      H. Offield has sole voting andinvestment power over 86,701 shares of Common Stock and 10,299 shares of Class B Common Stock. Also, of the shares listed, Edna Jean Offield, James S. Offield and Paxson
      H. Offield share voting and investment power over 3,347,990 shares of Common Stock held in various family trusts and by a charitable foundation and 1,716,120 shares of Class B Common Stock held in various family trusts; Edna Jean Offield and James S. Offield share voting and investment power over 264,196 shares of Common Stock held in various family trusts and 226,848 shares of Class B Common Stock held in various family trusts; and Edna Jean Offield shares with other parties voting and investment power over 1,636,100 shares of Common Stock and 982,800 shares of Class B Common Stock held in various family trusts. Of their total shareholdings, Edna Jean Offield disclaims beneficial ownership of 3,724,877 shares of Common Stock held in the trusts and by the foundation and 2,212,080 shares of Class B Common Stock held in the trusts; James S. Offield disclaims beneficial ownership of 2,967,553 shares of Common Stock held in various family trusts and by the foundation and 1,441,752 shares of Class B Common Stock held in various family trusts; and Paxson H. Offield disclaims beneficial ownership of 2,688,157 shares of Common Stock held in various family trusts and by the foundation and 1,214,904 shares of Class B Common Stock held in various family trusts.

(2)   See footnotes (1) and (6) on page 5.

  * Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. In such event, the percentage of Common Stock beneficially owned would be 9.64% for the Offield Family and 33.14% for William Wrigley.

      In addition to the above listed shareholders, Putnam Fiduciary Trust Company holds 3,980,019 shares (4.32%) of Common Stock and 807,720 shares (3.35%) of Class B Common Stock as Trustee (the "Trustee") under the Special Investment and Savings Plan (the "SISP") for Wrigley Employees. In accordance with the terms of the SISP, the Trustee must vote the shares as directed by proxies submitted by participants.

                   Meetings and Committees of the Board

      The Board has three standing Committees: the Audit, the Compensation and the Nominating.

            Audit Committee. This Committee, comprised of four non-employee independent directors, met three times in 1996. It annually recommends to the Board the appointment of independent auditors and reviews with the auditors the plan and scope of their audit and their fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board.

            Compensation Committee. This Committee, comprised of four non-employee independent directors, met four times in 1996. It annually sets the base salary, incentive compensation and any other compensation of the Chairman of the Board, if any, and of the President and CEO. It also determines annually whether or not an Executive Incentive Compensation Plan should be established for that year and, if so, recommends a plan to the Board for adoption. This Committee also sets and administers the terms and policies of the Company's Management Incentive Plan and reviews and submits recommendations to the Board regarding employee benefit plans generally and performs any other functions or duties as deemed appropriate by the Board.

            Nominating Committee. This Committee, comprised of four non-employee independent directors, met twice in 1996. It considers and proposes director nominees for election at the Annual Meeting, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships and performs any other functions or duties deemed appropriate by the Board.

            The Nominating Committee will accept for consideration stockholders' nominations for directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications.
      Nominations should be addressed to the Chairman of the Nominating Committee at the Company's headquarters and must be received no later than October 8, 1997 in order to be considered for the next annual election of directors.


      During 1996, there were six meetings of the Board. All directors attended at least 75% of the meetings of the Board and of the committees of which they were members.

                         Compensation of Directors

      Non-employee directors receive an annual cash retainer of $25,000. There are no additional fees for attending Board and Board committee meetings. Each Board committee member receives an annual retainer of $3,500. Each Board committee chair receives an additional annual retainer of $5,000. All or a portion of the annual cash retainer received by the non-employee Director may be deferred in cash or stock. Directors who are employees of the Company receive no compensation for services as Directors.

      A Deferred Compensation Plan for Non-Employee Directors has been in effect since 1983. Under the plan, participants may defer up to 100% of their total retainer fees. Such deferred amounts are generally distributed at the earlier of age 70 or retirement in a lump sum or in equal annual installments over a period not to exceed fifteen years, or in a combination thereof at the Director's election. Deferred amounts may be invested, through a grantor trust, in the form of share units (each share unit is equivalent to a share of the Company's Common Stock) or money credits deposited in one or more funds offered by the plan trustee.

      The Stock Deferral Plan for Non-Employee Directors has been in effect since 1988. This plan is designed not only to provide a deferred benefit for non-employee directors, but also to increase the Directors beneficial ownership in the Company and more closely tie their interest in the long-term growth and profitability of the Company with that of the stockholders. Following the conclusion of each business year there is credited to the deferred stock accounts of each non-employee director a number of share units with a value equivalent to the stated value of the annual Board retainer in effect on the last business day of such year. Dividend equivalents, equal in value to dividends paid on the Company's Common Stock, are also credited on the share units accumulated in the plan, and converted into additional units. The plan credits non-employee directors share units over the first ten years of service. Participants have the option to receive upon retirement actual shares or a cash payout, either in a lump sum or over a period not to exceed fifteen years. In accordance with the plan, each participant's account was credited with 450 share units on January 3, 1997. The aggregate number of share units accumulated by each non-employee director from the inception of the plan in 1988 is included in the "Total" column in the table under the heading "Security Ownership of Directors and Executive Officers" on page 5.

      The Company maintains a Non-Employee Directors' Death Benefit Plan pursuant to which a director's beneficiary receives a $250,000 lump sum benefit if death occurs after the directorship terminates, or $25,000 per year for ten years if death occurs prior to termination. To participate in the plan, a director must agree to contribute $600 per year for a maximum of ten years. The Company maintains life insurance policies to fund the cost of the plan. All non-employee directors participate in this plan.

PROPOSAL 2

APPROVAL OF ADOPTION OF THE WM. WRIGLEY JR. COMPANY
1997 MANAGEMENT INCENTIVE PLAN

      At the 1988 Annual Meeting, the stockholders approved the Wm. Wrigley Jr. Company Management Incentive Plan (the "1988 MIP") which will expire in 1998. A successor plan, the Wm. Wrigley Jr. Company 1997 Management Incentive Plan (the "1997 MIP") was adopted by the Board on October 29, 1996, and, if approved by the stockholders of the Company at the Annual Meeting, will be effective as of January 1, 1997, and will have a ten year term. The 1997 MIP takes into account the legislative and regulatory changes that have occurred since adoption of the 1988 MIP and incorporates the Company's Executive Incentive Compensation Plan which, since its inception in 1984, has been administered separately from the 1988 MIP.

      As with the 1988 MIP, the 1997 MIP is designed to keep the Company competitive with other employers, to foster and promote the long-term financial success of the Company and to increase stockholder value by providing key employees with the opportunity to participate with the stockholders in the long-term growth and profitability of the Company. It enables the Company to retain and attract key employees possessing outstanding abilities, and to motivate key employees through performance-related incentives to achieve both current and long-term performance goals.

      A brief description of the proposed 1997 MIP is set forth below and is qualified in its entirety by reference to the complete text of the 1997 MIP, a copy of which is attached hereto as Exhibit A.

      Key employees of the Company, and subsidiaries in which the Company owns a majority of the voting stock, are eligible to receive awards under the 1997 MIP. The Company currently has approximately 70 key employees who would be eligible to receive awards under one or more programs under the 1997 MIP.

      Awards under the 1997 MIP may be stock awards, share units, money credits, stock options, stock appreciation rights, performance units, performance awards, annual or long-term incentive compensation awards or a combination thereof. If the 1997 MIP is approved by the stockholders, no further grants will be made under the 1988 MIP, which expires in March 1998, except that the 1988 MIP will continue to govern all awards previously granted under the 1988 MIP and all existing outstanding award opportunities and long-term grant cycles approved thereunder prior to January 1, 1997.
If the 1997 MIP is not approved by the stockholders, all award opportunities that have been granted thereunder contingent upon stockholder approval will be cancelled and the 1997 MIP will be terminated.

      The Board has determined that a maximum of 5,000,000 shares of the Company's Common Stock may be issued pursuant to all grants made under the 1997 MIP, as may be adjusted pursuant to the terms of the plan. The 1997 MIP contemplates the use of shares purchased on the open market, treasury shares, the issuance of authorized but unissued shares of the Company's Common Stock, or a combination thereof. Shares subject to grants which, by reason of the expiration, cancellation or other termination of such grants prior to issuance of shares thereunder, and shares subject to certain restrictions that are forfeited after their issuance, are not deemed to be issued and will again be available for future grants. During the term of the 1997 MIP, no participant can receive stock options or freestanding stock appreciation rights relating to shares of Common Stock that in the aggregate exceed 15% of the total number of shares of Common Stock authorized pursuant to the 1997 MIP.

      The Compensation Committee of the Board will administer the 1997 MIP and the underlying programs (the "Programs") unless another committee is designated by the Board for some or all purposes. The Compensation Committee or any other such committee will be referred to herein as the "Compensation Committee." With respect to awards that are intended to comply with Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") or Rule 16b-3 ("Rule 16b-3") of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the Compensation Committee will meet the requirements of Section 162(m) and Rule 16b-3, with respect to being comprised of disinterested, independent directors.

      Subject to the terms and limitations of the 1997 MIP itself, the Compensation Committee is authorized, among other things, to interpret and administer the 1997 MIP; to determine the type of awards to be made and to develop specific guidelines governing each award category; to establish selection guidelines and to choose key employees who are eligible for participation in the 1997 MIP; to determine the number of shares of Common Stock, and to establish, when necessary, the basis on which the fair market value of the shares covered by grants under the 1997 MIP is measured; to establish the conditions, form, time, manner and terms of payment of any award; to fix restrictions and forfeiture provisions; and to establish the time and conditions of vesting or exercise and the conditions, if any, under which vesting or exercise may be accelerated. The Compensation Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the authority to select and make grants to eligible key employees of the Company.

      The Board may amend or terminate the 1997 MIP or any of its Programs except that, unless otherwise determined by the Board, no amendment may be made without stockholder approval if such approval would be required to comply with any applicable provisions of Section 162(m) or Rule 16b-3, or any successor to the foregoing. The 1997 MIP will terminate ten years after it becomes effective unless the Board terminates it earlier. Any amendment or termination of the 1997 MIP may not adversely affect any award granted to a participant prior to such amendment or termination.

      The Company may make such provisions as it may deem appropriate for the withholding of any taxes due on any award or distribution under the 1997 MIP, including permitting participants to authorize the Company to withhold shares of Common Stock earned with respect to any grant or award.

      The following are brief descriptions of the various types of awards that may be granted under the 1997 MIP at the discretion of the Compensation
Committee:

            Stock Awards. Stock awards may be either in the form of performance awards or fixed awards. Performance awards are awards granted in terms of a stated potential maximum number of shares of Common Stock, with the actual number earned to be determined by reference to the level of achievement of corporate, group, division, individual or other specific objectives over a period or periods of not less than one or more than ten years. Fixed awards are awards granted that are not contingent on the performance of objectives, but are contingent upon the participant's continuing in the employ of the Company, rendering consulting services or refraining from competitive activities for a period of not less than one year. Awards may be paid in the form of shares of Common Stock or cash, or in such combination thereof as the Compensation Committee shall determine.
      If shares of restricted stock (i.e., shares subject to certain restrictions) are issued pursuant to an award, the participant will, unless otherwise determined by the Committee, have the right to vote the shares and receive dividends thereon from the date of issuance, unless and until forfeited.

            Share Units. Share units may be credited to a participant, each of which is equivalent to a share of Common Stock except for the power to vote and the entitlement to current dividends. With respect to share units credited to a participant, amounts equal to dividends otherwise payable on a like number of shares of Common Stock may, in the discretion of the Compensation Committee, be paid directly to the account of the participant as and when dividends are paid, or be converted into additional share units which are credited to the participant and held until later forfeited or distributed. Share units may be distributed to the participant in cash, shares of Common Stock or a combination thereof, as the Compensation Committee deems appropriate.

            Money Credits. Money credits may be credited to a participant in units of a dollar or a fraction thereof. A money account is established for the participant which is credited with interest equivalents on amounts previously credited to the account, or an amount equal thereto is paid directly to the participant, on a calendar quarter basis, compounded at such rate as the Compensation Committee may determine from time to time. Money credits may be distributed to the participant in the form of cash, shares of Common Stock or a combination thereof, as the Compensation Committee deems appropriate.

            Stock Options. Stock options may be granted under the 1997 MIP and may either be "incentive stock options," as defined in the Code, or non-statutory options, and, at the discretion of the Compensation Committee, may include a reload feature. No options may be exercisable more than ten years after the date of grant. The per share option price may be not less than 100% of the fair market value at the time the option is granted, unless otherwise determined by the Compensation Committee. Upon exercise, the option price and, if the Compensation Committee deems appropriate, any withholding tax required by law, may be paid by the participant in cash, in shares of Common Stock having a fair market value equal to the option price or the amount of the withholding tax, in a combination of cash and shares or in such other manner as the Compensation Committee deems appropriate.

            Stock Appreciation Rights. Under the 1997 MIP, stock appreciation rights may be granted entitling the grantee to receive cash or shares of Common Stock having a fair market value equal to the appreciation in market value from the date of the grant of a stated number of shares of Common Stock or, in the case of rights granted in tandem with or by reference to a stock option, from the date of grant of the related stock option to the date of exercise. Stock appreciation rights may be granted in tandem with or by reference to a related stock option or independently of any stock option. If a stock appreciation right is granted in tandem with a stock option, the grantee may exercise either the stock option or the stock appreciation right, but not both. Stock appreciation rights are not exercisable more than ten years after the date of grant.


            Performance Units. Performance units may be granted subject to such terms and conditions as the Compensation Committee in its discretion may determine. The Compensation Committee will establish a dollar value for each performance unit, the performance goals to be attained with respect to a performance unit, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. The payment, if any, which is due on a performance unit may be made in the form of cash or shares of Common Stock, or a combination thereof.

            Incentive Compensation Awards. The Compensation Committee may, as it deems appropriate, establish annual and long-term incentive compensation programs pursuant to which incentive compensation awards may be granted to selected participants, subject to such terms and conditions as the Compensation Committee deems appropriate.

            Loans. Under the 1997 MIP, the Compensation Committee may authorize loans by the Company to participants in connection with the grant of stock awards or other awards or the exercise of options or stock appreciation rights. The interest rate and other terms and conditions of any such loan shall be as determined by the Compensation Committee.

      The performance goals underlying the award opportunities granted under the 1997 MIP that are intended to satisfy the requirements of Section 162(m) shall be the performance goals established by the Compensation Committee. Such goals must be met during the applicable performance period as a condition of the participant's receipt of payment (or, in the case of certain stock awards, the lapse of restrictions) with respect to an award opportunity. Payments are based on the attainment of, or degree of exceeding, Compensation Committee established thresholds or targets with respect to one or more objective business criteria including: earnings per share, return on equity, pre-tax profit, post-tax profit, consolidated net income, stock price, market share, sales, unit sales volume, return on assets, return on invested capital, cash flow, discounted cash flow, economic value added, costs, production, unit production volume or total shareholder return.

      In addition, with respect to awards intended to satisfy the requirements of Section 162(m), in no event shall payment be made with respect to annual incentive compensation awards for any plan year, valued as of the end of such plan year, in an amount that exceeds the lesser of
(i) 125% of such participant's annual rate of base salary as in effect as of the first day of the applicable plan year, without regard to any optional or mandatory deferral of base salary pursuant to any salary deferral arrangement ("Annual Base Salary") and (ii) $1,200,000. In addition, during the 10 year term of the 1997 MIP, no participant can receive restricted stock awards relating to shares of Common Stock that in the aggregate exceed 375,000 shares of Common Stock, as may be adjusted pursuant to the terms of the 1997 MIP. Further, with respect to all awards intended to satisfy the requirements of Section 162(m) that are not annual incentive compensation awards, stock options, stock appreciation rights or restricted stock awards, in no event shall payment be made with respect to such awards for any three-year period, valued as of the end of such three-year period, in an amount that exceeds the lesser of 100% of such Participant's Annual Base Salary and $900,000.

Federal Tax Consequences

      Under the Code, participants who are granted non-statutory or incentive stock options ("optionee") or stock appreciation rights under the 1997 MIP will not be subject to taxation at the time of the grant, nor will the Company be allowed a deduction at the time of grant. If an incentive stock option is exercised within three months following termination of employment (one year in the case of termination of employment for total and permanent disability or until the expiration of the term of the option in the event of termination of employment by death), no income is recognized on the exercise of such option, nor is the Company allowed a federal income tax deduction at the time of exercise. However, the difference between the option price and the fair market value of the shares at the time of exercise will be an item of tax preference for determination of the alternative minimum tax, which is payable if it exceeds the optionee's regular tax. If the optionee subsequently sells the shares at least two years after grant and one year after the date of receipt of the shares following exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss, and the Company will not be entitled to a deduction for income tax purposes. The capital gain (or loss) will be measured by the difference between the selling price of the shares and the option price.

      If, however, an optionee sells any shares acquired pursuant to the exercise of an incentive stock option before the expiration of the requisite holding periods, the optionee will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of (i) the lesser of the fair market value of such shares on the exercise date or the total amount realized on disposition of the shares over (ii) the option price of the shares. In the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the optionee, subject to the application of Section 162(m).

      If a non-statutory stock option is exercised or if an incentive stock option is exercised after expiration of the three-month period following termination of employment (or such longer period as provided in the case of death or disability), the optionee will recognize, as ordinary income, the difference between the option price and the fair market value of the shares at the time of exercise. The Company will receive a federal income tax deduction in the year of exercise of the option in the amount of ordinary income realized by the optionee, subject to the application of
Section 162(m).

      Shares or cash delivered upon the exercise of a stock appreciation right will be treated as taxable compensation to the optionee equal to the cash plus the fair market value of the shares. The Company may generally claim a federal income tax deduction in the amount of compensation to the participant at the time such shares or cash are distributed, subject to the application of Section 162(m).

      Under certain circumstances, directors and officers of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934 are not taxed at the time of exercise of a non-statutory stock option (or the exercise of an incentive stock option which is treated for tax purposes in the same manner as a non-statutory stock option), but are taxed on the difference between the market value on the earlier of the date of disposition of the shares or the date the Section 16(b) restrictions lapse (usually six months after exercise) and the option price. The optionee may, however, avoid the delay in computing and recognizing the amount of taxable gain by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to make the computation at the time of receipt of the shares.

      The reported closing price of the Company's Common Stock on the NYSE-Composite Transactions of January 28, 1997, was $55 3/4 per share.

      Reference is made to other sections of this Proxy Statement as to the provisions of the 1988 MIP and the Executive Incentive Compensation Plan and the amounts paid thereunder to the officers and executives named in the Summary Compensation Table on page 18.

NEW PLAN BENEFITS

      The benefit or amounts that may be received by or allocated to the participants if the 1997 MIP is approved by the shareholders, generally will be discretionary and therefore are not presently determinable. Benefits awarded under the Alternate Investment and Savings Program, however, will generally be equivalent to five percent of the participant's base salary paid to the participant during the calendar year for which the participant is eligible to participate in the program, or such higher or lower amount as may be determined by the Compensation Committee from time to time. In this regard, the fair market value of awards of restricted stock (prior to any deduction for withholding taxes) made to the named participants in January 1997 for the 1996 Plan year under the Alternate Investment and Savings Program under the 1988 MIP are set forth in column (e) of the Summary Compensation Table on page 18.

      Approval of the 1997 MIP requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as one class.

YOUR BOARD RECOMMENDS THAT STOCKHOLDERS
VOTE FOR APPROVAL OF THE 1997 MIP.

PROPOSAL 3

THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT AUDITORS

      At its meeting of October 29, 1996, the Audit Committee recommended the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1997. At a meeting of the Board on January 30, 1997, the directors accepted the recommendation of the Audit Committee and appointed Ernst & Young LLP, subject to ratification by the stockholders, to examine the 1997 consolidated financial statements of the Company. Accordingly, the stockholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as one class.

      It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

YOUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                          EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board (the "Committee") is responsible for establishing the base salary of the Company's President and CEO and for setting and administering the terms and policies of the Company's Executive Incentive Compensation Plan ("EICP") and the Management Incentive Plan ("MIP"). If the stockholders approve the Wm. Wrigley Jr. Company 1997 Management Incentive Plan (the "1997 MIP") the EICP and the programs currently in the 1988 MIP will become the Programs collectively administered under the 1997 MIP. Prior to 1997, the EICP and the MIP were separate plans; the EICP being administered by the full Board and the 1988 MIP being administered by the Committee.

Compensation Principles

      The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both specific annual, long-term and strategic goals of the Company, with the ultimate objective of enhancing stockholder value. The Committee believes executive compensation should be comprised of cash and equity-based programs that reward performance as measured against these goals. Additionally, the Committee recognizes that the Company operates in a competitive environment and that both performance and compensation should be evaluated to ensure the Company remains competitive and maintains its ability to attract and retain superior key employees.

      Annual executive cash and incentive-based equity compensation is structured to encourage achievement, initiative and teamwork. Also, ownership and retention of the Company's Common Stock by key employees helps to more directly align their interests with those of the stockholders.

Base Salaries

      The Company's By-laws require the Committee to set the base salary, incentive and any other compensation of the President and CEO. The base salaries of the Company's next four most highly compensated senior executive officers are determined by the President and CEO. The same principles used in setting the base salary range of the CEO and the other senior executive officers are also used for all other salaried employees to ensure that salaries are fairly and competitively established. Base salary ranges are determined for each position using three criteria: accountability, know-how, and problem-solving ability. These ranges are then compared to independently obtained salary surveys. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 120% of the competitive average base salaries.

      The Committee administers Mr. Wrigley's salary and receives an annual analysis from the Company's Compensation Manager on all aspects of Mr. Wrigley's remuneration and its relationship to the comparative survey data. During its review, the Committee primarily considers the Company's overall performance (including unit sales, earnings growth, and total stockholder return), adherence to the Company's strategic plan, the development of sound management practices, and the succession of skilled personnel. The Committee at its meeting of October 29, 1996 recommended an increase in Mr. Wrigley's base salary, which Mr. Wrigley respectfully declined.

Executive Incentive Compensation Plan

      An annual incentive compensation program, the Executive Incentive Compensation Plan ("EICP"), together with those key employees eligible to participate in the EICP, is considered by the Committee prior to the beginning of each fiscal year and, if recommended by the Committee, is submitted to the Board for approval.

      The EICP is designed to encourage initiative and creativity in the achievement of annual corporate, personal and unit goals, and to foster effective teamwork. It also enables the Company, without inflating base salaries, to attract and retain highly skilled managers and competitively reward them with performance-measured cash compensation.

      The EICP adopted for 1996 included various incentive levels based on the participant's accountability and impact on Company operations, with target award opportunities ranging from 20% to 60% of base salary. Awards for performance, if earned, may range from 50% below to 50% above the established target award.

      All participants, except Mr. Wrigley, are assigned weightings for performance elements consisting of at least one or more operational or personal goals that vary from year to year and are unique to each individual participant, and for teamwork effectiveness. Weights for these elements are based on the participant's accountability and impact on overall operations and, if assigned, vary from 20% to 70% of target for one or more operational goals, 20% to 50% of target for one or more personal goals and equals 10% for team effectiveness. For certain participants, including the senior executive officers, a corporate performance element is also included, which varies from 20% to 50% of target. In rating the performance of Mr. Wrigley, the Committee considers his overall effectiveness in guiding the affairs of the Company as evaluated primarily by corporate performance for the year and by progress toward longer-range objectives and strategies.

      Under the EICP for 1996, the corporate performance element consisted of an increased unit volume goal with a relative weight of 25% of the total element and an increased earnings per share goal with a relative weight of 75%. Although not weighted, the Committee also considers as part of the corporate performance element two additional goals: pre-tax cost savings and adherence to the corporate strategic plan. Any awards to be made under the EICP for performance in 1996 will be determined and paid by the Committee in February 1997 and will be reported in the next proxy statement.

      The EICP adopted for 1995 had a corporate performance element consistent with the above. At its meeting of February 21, 1996 the Committee reviewed all corporate goals for the year ended December 31, 1995 and determined that the award for 1995 performance would be below the established target award for the corporate element. Awards made thereunder to the CEO, the next four most highly compensated executive officers are shown in column (d) of the Summary Compensation Table on page 18 as 1995 compensation.

      An EICP for 1997 was adopted by the Board at its meeting of October 29, 1996. Any awards under the 1997 EICP will be determined in February 1998.

      Participants may defer all or any part of their EICP award and have such amounts credited to their deferral account as share units or money credits, or a combination of both, in accordance with procedures set forth in the EICP. (See description below under the heading "Management Incentive Plan" for deferral options).

Management Incentive Plan

      The Management Incentive Plan (the "MIP") is a flexible omnibus plan designed to provide the Committee with various equity-based incentive compensation tools to promote achievement by key employees and allow them to participate in the long-term growth and profitability of the Company.
As considered appropriate by the Committee, it may grant participants shares of the Company's Common Stock, share units, stock options, stock appreciation rights, performance units, or any combination thereof; establish any conditions or restrictions thereon; and provide for deferral thereof pursuant to written elections made by the participants prior to the commencement of the plan year.

      All awards of stock under the MIP Programs are at the fair market value at the time of the award. Stock grants were awarded by the Committee in January and February 1996 for performance in the prior year under three MIP Programs. Awards, if any, to be granted in January or February 1997 for 1996 fiscal year performance will be made under the programs of the 1988 MIP described below:

            Long-Term Stock Grant Program. The Long-Term Stock Grant Program, established in January 1993, provides an opportunity for executive officers and certain other designated key employees to increase their stake in the Company through grants of Common Stock. The program is currently designed to provide participants with target stock grant opportunities ranging in value from 20% to 60% of base salary, depending on the participant's accountability and impact on operations. Actual awards, if earned, may range from 50% below to 50% above targets depending upon the comparison of the Company's total stockholder return to the total stockholder return for the S&P's Food Group for the applicable performance period. Target awards are earned at the target level if the Company's total stockholder return equals the S&P's Food Group total stockholder return for such period. The aggregate value of shares awarded to all participants for a specific period is limited to not more than nine-tenths of one percent (0.9%) of the Company's average annual growth in total stockholder value during any such period.

            Any shares awarded under this program are held in the Company's custody and restricted as to transfer or sale until one year after the date the shares were awarded, except in cases of retirement, disability, or death. Voting and dividend rights inure to the recipient upon award. Alternatively, prior to any such award, participants may elect to defer receipt of all or any portion of their awards in the form of share units. After one year following award, participants may transfer any amount deferred to other investment options available under a grantor trust for which Putnam Fiduciary Trust Company is the Trustee.

            On February 21, 1996 the Committee determined that the performance ratio of the Company's total shareholder return to the total shareholder return for the S&P's Food Group transitional five-year cycle 1991-1995 exceeded the target level. Awards granted on February 21, 1996 for the 1991-1995 cycle to the CEO and the next four most highly compensated executive officers appear in column (e) of the Summary Compensation Table on page 18 for 1995.

            Awards, if any, for the transitional five-year cycle 1992-1996, will be determined by the Committee at its meeting in February 1997 and any awards granted will be reported in the next proxy statement. A Long-Term Stock Grant opportunity for the performance cycle 1996-2000 was also approved by the Committee on February 21, 1996 and is indicated in the Long-Term Stock Grant Program table on page 20.

            Stock Award Program. Under this program, EICP participants may be awarded shares of the Company's Common Stock comparable in value to the present value of 1.5% of the participant's average EICP award received for the prior three years multiplied by such participant's years of service, and reduced by the present value of prior awards under this program.

            Upon award, participants may vote the shares and may receive or reinvest dividends thereon, but the shares are retained in the Company's custody and are subject to a restriction on sale or transfer until one year after termination of employment, unless due to death or retirement. Alternatively, participants may elect to defer all or any portion of their awards in the form of share units.

            Awards granted to the CEO and the next four most highly compensated executives on February 21, 1996 for fiscal year 1995 appear in column (e) of the Summary Compensation Table on page 18. Awards for services in 1996 will be determined in February 1997 and reported in the next proxy statement.

            Alternate Investment and Savings Program. EICP participants are ineligible to participate in The Special Investment and Savings Plan for Wrigley Employees, and instead receive a benefit under the Alternate Investment and Savings Program ("AISP") equal to 5% of their base salary. They may elect to receive this benefit in the form of shares of Common Stock and may receive or reinvest dividends thereon, with the shares being retained in the Company's custody and subject to restriction on sale or transfer until one year after termination of employment, unless due to death or retirement. Alternatively, they may elect to defer all or any portion of this benefit in the form of share units.

            Benefits granted under the AISP to the CEO and the next four most highly compensated executive officers for 1996 were made on January 30, 1997 and are reflected in column (e) of the Summary Compensation Table on page 18.

      No stock options were granted in 1996. For options exercised in 1996, refer to the table on page 20 entitled "Aggregated Option/SAR Exercises in the Last Fiscal Year and FY-End Option/SAR Values."

Deductibility of Executive Compensation

      During 1996, the Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation paid to the executive officers named in the Summary Compensation Table. All such compensation paid by the Company during 1996 was fully deductible for federal income tax purposes.

                                    THE COMPENSATION COMMITTEE

                                    Robert P. Billingsley, Chairman
                                    Charles F. Allison
                                    Lee Phillip Bell
                                    Thomas A. Knowlton

Five-Year Total Stockholder Return


      The following indexed graph and table indicate the Company's total stockholder return for the five year period ending December 31, 1996 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Food Group Index, assuming a common starting point of 100. Total stockholder return for the Company, as well as for the Indexes, is determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment), and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. Please note that the graph and table are five-year historical representations and, as such, are not indicative of future performance relative to the Indexes.


                         TOTAL STOCKHOLDER RETURN

                1991      1992        1993        1994        1995       1996
Wrigley         100       124         171         195         211        231
S&P 500         100       108         118         120         165        203
S&P Food Group  100       100          92         102         131        155

Summary Compensation Table

      The following table sets forth the total cash and non-cash compensation in each of the last three years ended December 31 for the Company's Chief Executive Officer and the next four most highly compensated executive officers.

                                                                Long-Term
                                                              Compensation
                                          Annual Compensation(1) Awards
(a)                                   (b)      (c)       (d)       (e)        (f)
                                                               Restricted
                                                                  Stock
Name and                                                        Award(s)   All Other
Principal                                                        ($)(3)  Compensation
Position                             Year   Salary($)Bonus($)(2) (4)(5)     ($)(6)
William Wrigley                     1996   $500,000        --  $  25,000  $  6,860
President & CEO                     1995    475,000  $256,500    789,687     6,860
                                    1994    475,000   427,500    722,750     6,860
John F. Bard                        1996    298,167        --     14,908    10,412
Senior Vice President               1995    276,583   160,971    330,094     9,744
                                    1994    261,000   194,445    255,509     8,560
Douglas S. Barrie                   1996    382,500        --     19,125    34,210
Group Vice President                1995    352,500   215,730    434,121    24,762
                                    1994    324,833   232,905    325,038    24,675
Ronald O. Cox                       1996    322,500        --     16,125    14,830
Group Vice President                1995    298,500   136,713    360,896    11,804
                                    1994    276,500   160,923    289,358    10,933
Martin J. Geraghty                  1996    273,000        --     13,650     7,771
Senior Vice President --            1995    253,000   144,210    362,843     6,984
Manufacturing                       1994    240,250   163,851    309,644    11,365

(1) While each of the named executive officers received perquisites or other personal benefits in the years shown, the value of these benefits did not exceed, in the aggregate for any executive officer, the minimum reportable amount.

(2) Amounts shown in column (d) are the cash awards to the named individuals under the Executive Incentive Compensation Plan
      (including any amounts deferred). Awards to be paid for 1996 performance, if any, are not calculable as of the latest practicable date, and if paid will be reported in the next proxy statement.

(3) The figures in column (e) for 1996 represent the fair market value of awards of restricted stock at the time of the award (prior to any deduction for withholding taxes) under the Alternate Investment and Savings Program. Awards for 1996 under Stock Award Program and the Long-Term Stock Grant Program, if any, are not determinable as of the latest practicable date, and if paid will be reported in the next proxy statement.

(4) The figures in column (e) for 1995 represent the fair market value of awards of restricted stock at the time of the award (prior to any deduction of withholding taxes) under the Alternate Investment and Savings Program and the Stock Award Program, and under the Long-Term Stock Grant Program for the transitional five-year performance cycle ending December 31, 1995.

(5) The figures in column (e) for 1994 represent the fair market value of awards of restricted stock at the time of the award (prior to any deduction of withholding taxes) under the Alternate Investment and Savings Program and the Stock Award Program, and under the Long-Term Stock Grant Program for the transitional five-year performance cycle ending December 31, 1994.

      The aggregate number and dollar value of restricted stock (net of any withholding for tax purposes) accumulated from the inception of the Stock Award Program, the Alternate Investment and Savings Program, the Long-Term Stock Grant Program and through deferral elections, under the Executive Incentive Compensation Plan and held at December 31, 1996 are as follows: William Wrigley, 140,110 shares and 32,938 share units ($9,733,950); John F. Bard, 9,693 shares and 7,879 share units ($988,425); Douglas S. Barrie, 12,781 shares and 7,044 share units ($1,115,158); Ronald O. Cox, 16,171 shares and 6,154 share units ($1,255,820) and Martin J. Geraghty, 21,888 shares and 1,380 share units ($1,308,843). All shares of restricted stock or share units vest upon award and are entitled to dividends or dividend equivalents at the same rate as dividends paid on unrestricted shares of the Company's Common Stock. Shares awarded under the Long-Term Stock Grant Program are restricted for a period of one year following award. Shares awarded under the Stock Award Program and the Alternate Investment and Savings Program are restricted until one year following termination of employment, unless due to death or retirement.

(6) Includes the value of corporate-paid life insurance premiums under the Senior Executive Life Insurance Plan, interest earned during the year on sums accumulated since 1984 in deferred compensation accounts to the extent such interest was in excess of certain long-term rates prescribed by the Internal Revenue Code, and for Mr. Geraghty in 1994, includes pay in lieu of vacation.

      For the last completed fiscal year, the value of corporate-paid life insurance premiums and above-market rate of interest on accumulated deferred compensation accounts were, respectively, as follows for each named executive officer: William Wrigley, $6,860 and $0; John
      F. Bard, $4,975 and $5,437; Douglas S. Barrie, $6,221 and $27,989;
      Ronald O. Cox, $3,391 and $11,439; and Martin J. Geraghty, $4,040 and $3,731.

      The Company may provide to key employees interest free, fully-secured housing or bridge loans for up to five years which are generally repaid through regular payroll deductions. During 1996, the Company had a total of $1,490,899 of loans outstanding to all key employees, including a total of $706,018 outstanding to four officers not named above.

Stock Options and Stock Appreciation Rights

      The Company has not granted any stock options or stock appreciation rights since August 27, 1988. At that time, options to acquire a total of 240,000 shares of Common Stock were granted under the 1988 Stock Option Program to six senior executive officers with an exercise price of $11.208 per share, the fair market value of the stock on the day prior to the grant date. The options have a ten-year term and were granted in tandem with stock appreciation rights (SARs) intended to provide funds necessary to exercise the options and pay tax liabilities.

      The following table sets forth the number of options/SARs and the dollar value of such unexercised options as of December 31, 1996 for the executive officers named in the Summary Compensation Table on page 18.


                                        Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                        Value of
                                                       Number of       Unexercised
                                                      Unexercised     In-the-Money
                                                     Options/SARs      Option/SARs
                                                     at FY-End(#)     at FY-End($)
                          Shares          Value      Exercisable/     Exercisable/
Name                   Exercised(#)    Realized($) Unexercisable(1) Unexercisable(1)
Douglas S. Barrie         36,000         970,188              --              --
Ronald O. Cox             36,000         987,569              --              --
Martin J. Geraghty        15,000         397,367          15,000        $675,720

(1)  All outstanding options are fully exercisable.

Long-Term Stock Grant Program

      The following table reflects threshold, target and maximum stock grant opportunities under the Long-Term Stock Grant Program for the five-year performance cycle ending December 31, 2000.

                                                     Long-Term Incentive Plans -- Awards in Last Fiscal Year

                                                    Estimated Future Payouts under
                                                     Non-Stock Price-Based Plans*
(a)                       (b)*           (c)           (d)        (e)        (f)
                                     Performance
                        Number of     or Other
                      Shares, Units Period Until
                        or Other    Maturation or   Threshold   Target     Maximum
Name                    Rights(#)      Payout       ($ or #)   ($ or #)   ($ or #)
William Wrigley                       1996-2000       3,135      6,270      9,405
John F. Bard                          1996-2000       1,435      2,870      4,305
Douglas S. Barrie                     1996-2000       1,785      3,570      5,355
Ronald O. Cox                         1996-2000       1,520      3,040      4,560
Martin J. Geraghty                    1996-2000       1,320      2,640      3,960

* Estimated future payouts are based on the performance ratio of the Company's total stockholder return (stock price appreciation plus reinvested dividends) for the five year performance cycle to the total return for the Standard & Poor's Food Group Index for the same period. The threshold amount is 50% of the target and the maximum amount is 150% of the target amount.

Pension Plan

      The Wrigley Retirement Plan is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the parent and domestic associated companies who have one or more years of service. Credited service accrues from the date of employment.

      Retirement benefits are calculated by multiplying the product of 1.5% times the years of service by the final average eligible pay for the three highest consecutive years in the last ten years before retirement, less 1% of the annual primary Social Security benefit multiplied by the years of credited service since January 1, 1976.

      The table below illustrates various estimated annual pension benefits generated by the plan formula when combined with an estimated annual Social Security benefit of $14,000.


      Eligible                                 Years of Service
    Remuneration             10           20          30         40         50
      $150,000              36,000       57,000      78,000     99,000    120,000
       200,000              43,500       72,000     100,500    129,000    157,500
       250,000              51,000       87,000     123,000    159,000    195,000
       300,000              58,500      102,000     145,500    189,000    232,500
       350,000              66,000      117,000     168,000    219,000    270,000
       400,000              73,500      132,000     190,500    249,000    307,500
       500,000              88,500      162,000     235,500    309,000    382,500
       600,000             103,500      192,000     280,500    369,000    457,500

      Eligible pay for officers and other covered employees is only base salary. The current base salary of the Chief Executive Officer and the next four most highly compensated executive officers is set forth in column (c) in the Summary Compensation Table on page 18. The credited years of service as of December 31, 1996 for each named executive officer are as follows:
William Wrigley, 40; John F. Bard, 6; Douglas S. Barrie, 14; Ronald O. Cox, 18 and Martin J. Geraghty, 34.

      To the extent that an individual's annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including, among others, the limitation that annual benefits paid under qualified plans may not exceed $120,800), such excess benefits may be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.

     STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

      If any stockholder intends to present a proposal to be considered for action at the 1998 Annual Meeting of Stockholders, the proposal must be in proper form and received by the Secretary of the Company on or before October 8, 1997 for review and consideration for inclusion in the proxy statement and form of proxy relating to that Annual Meeting.

                              OTHER BUSINESS

      The Company's management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

                                                    Wm. M. Piet, Secretary

Chicago, February 5, 1997

                                                                 EXHIBIT A

WM. WRIGLEY JR. COMPANY 1997 MANAGEMENT INCENTIVE PLAN

Effective as of January 1, 1997

I.  General

      1.1 Purpose. The purpose of the Wm. Wrigley Jr. Company 1997 Management Incentive Plan (the "Plan") for key employees of the Wm. Wrigley Jr. Company (the "Company") and its subsidiaries is to foster and promote the long-term financial success of the Company and increase stockholder value by:

      (a) attracting and retaining key personnel possessing outstanding abilities; and

      (b) motivating key employees by providing the opportunity to participate with the stockholders in the long-term growth and financial success of the Company.

      1.2 Plan. The Committee hereinafter designated, or the Chief Executive Officer of the Company if delegated the authority pursuant to
Section 1.5 hereof with respect to eligible key employees of the Company, its operating units or its subsidiaries in which it owns, directly or indirectly, a majority of the voting stock, may grant to such eligible key employees (the "Participants") stock awards, stock options, stock appreciation rights, performance units, share units, money credits, annual or long-term incentive compensation awards or combinations thereof, on the terms and subject to the conditions stated in the Plan.

      1.3 Limitation on Shares to Be Issued. The maximum number of shares of common stock of the Company, no par value (the "Common Stock"), to be issued pursuant to all grants made under the Plan shall be 5,000,000 shares. Shares awarded pursuant to grants that by reason of the expiration, cancellation or other termination of grants prior to issuance, are not issued, and restricted shares that are forfeited after their issuance, shall again be available for future grants.

      Shares of Common Stock to be issued may be authorized and unissued shares of Common Stock, treasury stock, shares purchased on the open market or a combination thereof.

      1.4 Limitation on Stock Options and Stock Appreciation Rights. During the term of the Plan, no Participant can receive stock options or freestanding stock appreciation rights relating to shares of Common Stock that in the aggregate exceed 15% of the total number of shares of Common Stock authorized pursuant to the Plan, as adjusted pursuant to the terms hereof.

      1.5 Administration of Plan. The Plan and the programs thereunder (the "Programs") shall be administered by a committee of two or more persons selected by the Board of Directors of the Company (the "Board of Directors" or "Board") from its own membership, which shall be the Compensation Committee of the Board of Directors unless another committee of the Board shall be designated by the Board for some or all purposes of the Plan (the "Committee," or the "Compensation Committee"). Solely with respect to administration of the awards granted hereunder that are intended to satisfy the applicable requirements of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), each member of the Committee shall be an "outside director" within the meaning of
Section 162(m), to the extent applicable. Solely with respect to administration of the awards that are intended to satisfy the applicable requirements of Rule 16b-3 ("Rule 16b-3") of the General Rules and Regulations under the Securities Exchange Act of 1934 as then in effect or any successor provision, each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3, to the extent applicable.

      The Committee shall, subject to the limitations of the Plan, have full power and discretion to interpret and administer the Plan; to establish selection guidelines; to select eligible persons for participation; and to determine the form of grant, either in the form of money credits, share units, performance units, stock options, stock appreciation rights, stock awards (including restricted stock awards), annual or long-term incentive compensation awards or combinations thereof, the number of shares subject to the grant, the basis on which the fair market value of the Common Stock is measured, when necessary, the restriction and forfeiture provisions relating to restricted stock awards, the time and conditions of vesting or exercise, the conditions, if any, under which time of vesting or exercise may be accelerated, the conditions, form, time, manner and terms of payment of any award and all other terms and conditions of the grant. In addition, with respect to awards granted under the Plan that are intended to satisfy the applicable provisions of Section 162(m), the Committee shall have full power and discretion to establish and administer performance goals, establish performance periods and to certify that performance goals have been attained, to the fullest extent required to comply with Section 162(m).

      The Committee may establish rules, regulations and guidelines for the administration of the Plan, and impose, incidental to a grant, conditions with respect to employment or other activities not inconsistent with or conflicting with the Plan. The Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the power and authority with respect to the selection of, and grants to, eligible key employees of the Company, subject to the rules, regulations and guidelines of general application prescribed by the Committee.

      The interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, all Participants and employees of the Company, and upon their respective beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them. By accepting any benefits under the Plan, each Participant, and each person claiming under or through such Participant, shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, the Board of Directors or the Committee.

      1.6 Adjustment Provisions. In the event that any recapitalization, or reclassification, split-up or consolidation of shares of Common Stock shall be effective, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities of the Company, or for shares of the stock or other securities of any other corporation, or new, different or additional shares of other securities of the Company or of another corporation are received by the holders of Common Stock or any distribution is made to the holders of Common Stock other than a cash dividend, (a) the maximum number and class of shares or other securities that may be issued or transferred under the Plan, (b) the maximum number of shares that may be issued as stock options, stock appreciation rights and restricted stock awards to any Participant during the term of the Plan, and (c) the number of share units, stock awards or the number and class of shares or other securities that are the subject of any grant or the deferral of any grant, shall be equitably adjusted by the Committee under the Plan as the Committee determines will fairly preserve the intended benefits of the Plan to the Participants and the Company, and will fairly accomplish the purposes of the Plan.

      1.7 Purchase of Shares of Common Stock. It is contemplated that the Company, although under no legal obligation to do so, may from time to time purchase shares of Common Stock for the purpose of paying all or any portion of any award payable in or measured by the value of shares of Common Stock, or for the purpose of replacing shares issued or transferred in payment of all or part of an award. All shares so purchased shall, unless and until transferred in payment of an award, be at all times the property of the Company available for any corporate purpose, and no Participant or employee or beneficiary, individually or as a group, shall have any right, title or interest in any shares of Common Stock so purchased.

      1.8 Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the 1997 Annual Meeting of Stockholders of the Company scheduled to be held on March 5, 1997, and shall be effective retroactively to January 1, 1997, subject to such approval by the stockholders of the Company. The Plan shall terminate ten years after it becomes effective unless terminated prior thereto by action of the Board of Directors of the Company. No further grants shall be made under the Plan after termination, but termination shall not affect the rights of any Participant under any grants made prior to termination.

      1.9 Amendments and Termination. The Plan and Programs may be amended or terminated by the Board of Directors of the Company at any time and in any respect, except that, unless otherwise determined by the Board, no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m) or Rule 16b-3, or any successor to the foregoing.

      Similarly, subject to obtaining the consent of the Participant where required by applicable law, the Committee may alter, amend or modify any award or grant made pursuant to the Plan or Programs in any respect not in conflict with the provisions of the Plan or Programs, as the case may be, if the Committee deems such alterations, amendment or modification to be in the best interests of the Participant or the Company by reason of changes or interpretations in tax, securities, other applicable laws, or other business purposes.

      1.10 Prior Plans. Any grants made under the Wm. Wrigley Jr. Company Management Incentive Plan (the "Prior Plan"), shall be covered by the terms and conditions of the Prior Plan. Any grants made under the Programs prior to the effective date of the Plan shall be covered by the terms and conditions of such Programs and the Prior Plan.

      1.11 Terms and Conditions. Awards granted under the Plan shall contain such terms and conditions as the Committee shall specify, including without limitation those terms and conditions described in Article IX hereof, and restrictions on the sale or other disposition of the shares of Common Stock, or the forfeiture of certain awards upon termination of employment prior to the expiration of a designated period of time or the occurrence of other events.

                             II.  Stock Awards

      2.1 Form of Award. The Committee may in its discretion provide that a Participant shall receive stock awards, whether performance awards, performance shares or fixed awards, in the form of shares of Common Stock, but which may be forfeitable and/or with restrictions on transfer in any form as hereinafter provided.

      2.2 Performance Awards. Awards may be made in terms of a stated potential maximum number of shares, with the actual number earned to be determined by reference to the level of achievement of corporate, group, division, individual or other specific objectives over a period or periods of not less than one nor more than ten years. No right or interests of any kind shall be vested in an individual receiving a performance award until the conclusion of the period or periods and the determination of the level of achievement specified in the award, and the time of vesting thereafter shall be as specified in the award.

      2.3 Fixed Awards. Awards may be made that are not contingent on the performance of objectives but that are contingent on the Participant's continuing in the employ of the Company, rendering consulting services or refraining from competitive activities for a period to be specified in the award, which period shall be not less than one year.

      2.4 Rights With Respect to Restricted Stock Awards. Awards may be made in the form of shares that are subject to restrictions on transfer, as determined by the Committee. Unless otherwise provided by the Committee, the Participant who receives shares of restricted Common Stock shall have the right to vote the shares and to receive dividends thereon from the dated of issuance, unless and until forfeited.

      2.5 Terms and Conditions. Shares of restricted Common Stock issued pursuant to an award shall be released from the restrictions at the times determined by the Committee. The award shall be paid to the Participant either in shares of Common Stock having a fair market value equal to the maturity value of the award, or in cash equal to the maturity value of the award, or in such combination thereof as the Committee shall determine.

                             III.  Share Units

      3.1 Credits. The Committee may in its discretion provide that a Participant shall receive a credit of share units, each of which is equivalent to a share of Common Stock except for the power to vote and the entitlement to current dividends.

      3.2 Rights With Respect to Share Units. If share units are credited to a Participant, amounts equal to dividends otherwise payable on a like number of shares of Common Stock after the crediting of the units may, in the discretion of the Committee, be paid to the Participant as and when paid, or converted into additional share units which shall be credited to the Participant and held until later forfeited or paid out. Share units may be paid to the Participant in the form of cash, shares of Common Stock or a combination thereof, according to such requirements and guidelines as the Committee shall deem appropriate.

                            IV.  Money Credits

      4.1 Credits. The Committee may in its discretion provide that a Participant shall receive a credit of money credits, which shall be in units of a dollar or a fraction thereof.

      4.2 Rights With Respect to Money Credits. If a Participant is credited with money credits, a money account shall be established for the Participant which shall be credited with interest equivalents on amounts previously credited to the account, or an amount equal thereto paid to the Participant, on a calendar quarter basis compounded at such rate as the Committee determines to be appropriate from time to time. Money credits may be paid to the Participant in the form of cash, shares of Common Stock or a combination thereof, according to such requirements and guidelines as the Committee shall deem appropriate.

                             V.  Stock Options

      5.1 Grants. The Committee may in its discretion provide that a Participant shall receive an option to purchase shares of Common Stock.

      5.2 Terms and Conditions of Options. Options shall contain such terms and conditions as the Committee shall specify, may either be "incentive stock options" as defined in Section 422(b) of the Code or nonqualified stock options, and, at the discretion of the Committee, may include a reload feature. No option shall be exercisable more than ten years after the date of grant. The per share option price shall be not less than 100% of the fair market value at the time the option is granted, unless otherwise determined by the Committee. Upon exercise, the option price may be paid in cash, in shares of Common Stock having a fair market value equal to the option price or a combination thereof, or in such other manner as the Committee, in its discretion, either at the time of grant or thereafter, may provide, and the Committee may, in its discretion, require as a condition of exercise that the optionee pay to the Company any federal, state or local withholding tax or employment tax required by law to be paid over as a result of such exercise, which payment may be made in cash, in shares of Common Stock, or in a combination thereof, having a market value equal to the amount of the required withholding tax. Unless otherwise determined by the Committee, options shall not be transferable, except that such options may be exercised by the executor, administrator or personal representative of a deceased optionee through a period not to exceed the date on which the option expires or three years after the death of such optionee, whichever is earlier. Options may be exercised during the optionee's continued employment with the Company and for a three year period thereafter, or for such other period thereafter as the Committee may determine, but in no event after the date on which the option expires.

      5.3 Incentive Stock Options. With respect to incentive stock options, to the extent that the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year (under all plans of the Company) exceeds $100,000, such options shall be treated as nonqualified stock options. The per share option price for an incentive stock option shall not be less than 100% of the fair market value of a share of Common Stock at the time the option is granted (110% of the fair market value of a share of Common Stock at the time the option is granted in the case of an incentive stock option granted to an employee, who, at the time the incentive stock option is to be granted to such employee, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a parent or a subsidiary within the meaning of Sections 422(e) and 422(f), respectively, of the Code (a "Ten-Percent Stockholder"). Further, no incentive stock option shall be exercisable after the expiration of ten years from the date such option is granted (five years in the case of an incentive stock option granted to a Ten-Percent Stockholder).

                      VI.  Stock Appreciation Rights

      6.1 Grants. The Committee may in its discretion provide that a Participant shall receive rights entitling such Participant to receive cash or shares of Common Stock having a fair market value equal to the appreciation in market value of a stated number of shares of Common Stock from the date of grant, or in the case of rights granted in tandem with or by reference to a stock option granted simultaneously with or prior to the grant of such rights, from the date of grant of the related stock option to the date of exercise.

      6.2 Terms of Grant. Such rights may be granted in tandem with or with reference to a related stock option, in which event the grantee may elect to exercise either the option or the right (as to the same shares of Common Stock subject to the option and the right), or the right may be granted independently of a stock option. The right shall be exercisable not more than ten years after the date of grant. Stock appreciation rights shall not be transferable, except that such rights may, if the grant so provides, be exercised by the executor, administrator or personal representative of the deceased grantee within three months after the death of the grantee, and rights may be exercised during the individual's continued employment with the Company and for a period not in excess of three months following termination of employment, or for such longer period thereafter as the Committee may determine, but in no event after the date on which such stock appreciation rights expire, provided that if the grantee is a member of the Board of Directors, the stock appreciation rights may, if the term of the grant so provides, be exercised following termination of employment for three months or during such longer period as the grantee shall continue to serve as a member of the Board of Directors, or for such longer period thereafter as the Committee may determine, but in no event after the date on which such stock appreciation rights expire.

      6.3 Payment on Exercise. Upon exercise of a right, the grantee shall be paid the excess of the then fair market value of the number of shares to which the right relates over the exercise price of the right or of the related stock option, as the case may be. Such excess shall be paid in cash or in shares of Common Stock having a fair market value equal to such excess, or a combination thereof, as the Committee shall determine.

                          VII.  Performance Units

      The Committee may in its discretion provide that a Participant shall receive performance units, subject to such terms and conditions as the Committee in its discretion shall determine. The Committee shall establish a dollar value for each performance unit, the performance goals to be attained in respect of the performance unit, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions, as the Committee shall deem appropriate. As soon as practicable after the termination of the performance period, the Committee shall determine the payment, if any, which is due on the performance unit in accordance with the terms thereof. The Committee shall determine, among other things, whether the payment shall be made in the form of cash or shares of Common Stock, or a combination thereof.

                   VIII.  Incentive Compensation Awards

      The Committee in its discretion may establish annual and long-term incentive compensation programs pursuant to which incentive compensation awards may be granted to selected Participants, subject to such terms and conditions as the Committee in its discretion shall determine.

                        IX.  Section 162(m) Awards

      9.1 Performance Based Awards. The Committee shall determine the amount of each annual or long-term incentive compensation award, stock award, restricted stock award, money credit award, share, performance or phantom unit award or other performance based award, and shall specify with respect thereto Performance Goals (as defined in Section 9.2 below) and a performance period during which such Performance Goals are required to be achieved. Any award that is conditioned on the achievement of performance goals that are not defined as Performance Goals in this Section 9.1 shall be bifurcated into separate awards so that the awards subject to this
Article IX shall be conditioned solely on the achievement of Performance Goals. Unless otherwise provided by the Committee in connection with either a specified termination of employment or the occurrence of a Change in Control (as defined in Section 11.2 hereof), payment in respect of awards granted pursuant to this Article IX shall be made only if and to the extent the Performance Goals with respect to such performance period are attained. Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages (which may be greater than 100) of the award shall be paid or credited.

      9.2 Performance Goals and Performance Periods. The Performance Goals underlying the awards granted pursuant to this Article IX shall be the performance goals established by the Committee, which must be met during the applicable performance period as a condition of the Participant's receipt of payment (or, in the case of stock awards or restricted stock awards, the lapse of restrictions) with respect to an award, and which are based on the attainment of thresholds with respect to one or more of the following objective business criteria: earnings per share, return on equity, pre-tax profit, post-tax profit, consolidated net income, stock price, market share, sales, unit sales volume, return on assets, return on invested capital, cash flow, discounted cash flow, economic value added, costs, production, unit production volume, total shareholder return.

      With respect to annual incentive compensation awards, the performance period shall mean each calendar year, or, if different, each plan year. With respect to long-term incentive compensation awards, the performance period shall mean the period of consecutive plan years or such other period (which in no case may be less than one plan year) as may be determined by the Committee.

      9.3 Maximum Limitation on Section 162(m) Awards (Other than Stock Options and Stock Appreciation Rights). In no event shall payment be made with respect to annual incentive compensation awards granted pursuant to this Article IX for any plan year valued as of the end of such plan year, in an amount that exceeds the lesser of 125% of such Participant's annual rate of base salary as in effect as of the first day of the applicable plan year, without regard to any optional or mandatory deferral of base salary pursuant to any salary deferral arrangement ("Annual Base Salary") and $1,200,000. In addition, during the term of the Plan, no Participant can receive restricted stock awards relating to shares of Common Stock that in the aggregate exceed 375,000 shares of Common Stock, as adjusted pursuant to the terms hereof. Further, with respect to all awards granted pursuant to this Article IX that are not annual incentive compensation awards, stock options, stock appreciation rights or restricted stock awards, in no event shall payment be made with respect to such awards for any three-year period, valued as of the end of such three-year period, in an amount that exceeds the lesser of 100% of such Participant's Annual Base Salary and $900,000.

      9.4 Time and Form of Payment. Amounts in respect of awards granted under this Article IX shall be paid after the end of the applicable performance period, at such time as the Committee shall determine. Unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee. Payments shall be made either in cash, in Common Stock, in such other form as determined by the Committee or in a combination of the foregoing, as determined by the Committee.

      With respect to all employees who are Covered Employees (as defined in Section 162(m)), the foregoing provisions shall apply to the extent necessary for the awards granted pursuant to this Article IX to satisfy the applicable requirements of Section 162(m).

                                 X.  Loans

      The Committee may, in its discretion, authorize loans by the Company to Participants in connection with the grant of stock awards, other awards hereunder or the exercise of options or stock appreciation rights. The loans shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose from time to time. Every loan shall meet all applicable laws, regulations and rules of the Internal Revenue Service, the Federal Reserve Board and any other governmental agency having jurisdiction.

                            XI.  Miscellaneous

      11.1 Withholding. In addition to any other withholding provisions set forth in Section 5.2 hereof, the Company or a corporation or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled directly or indirectly, by the Company (an "Associated Company") may make such provisions as it may deem appropriate for the withholding of any taxes that the Company or Associated Company determines is required to be withheld in connection with any award or distribution hereunder, including permitting Participants to authorize the Company to withhold shares of Common Stock earned with respect to any grant or award.

      11.2 Change in Control. For purposes of the Plan and the Programs, a "Change in Control" shall be deemed to have occurred:

            (a) if and when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) in a transaction or series of transactions, is or becomes a beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired by an employee benefit plan of the Company or any subsidiary thereof, or any trustee or other fiduciary holding securities under any such employee benefit plan), representing 5% or more of the combined voting power of the Company's then outstanding securities and there is outstanding an exchange or tender offer for securities of the Company (other than any such exchange or tender offer by the Company or by members of the Wrigley and Offield families); or

            (b) if any "person" (as above-referenced but excluding members of the Wrigley and Offield families) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired by an employee benefit plan of the Company or any subsidiary thereof or any trustee or other fiduciary holding securities under any such employee benefit plan).

      11.3 Certain Provisions Relating to Participation. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants.

      Except as otherwise required by applicable law, no rights under the Plan or Programs, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except that, under such rules and regulations as the Committee may establish, a Participant may designate a beneficiary to receive, in the event of death, any amount that would otherwise have been payable to the Participant or that may become payable on account of or following his or her death except that, if any amount shall become payable to the executor or administrator of the Participant, such executor or administrator may transfer the right to the payment of any such amount to the person, persons or entity (including a trust) entitled thereto under the will of the Participant or, in case of intestacy, under the laws relating to intestacy.

      By accepting any benefits under the Plan or Programs, each Participant and each person claiming under or through a Participant shall be conclusively deemed to have indicated their acceptance and ratification of and consent to any action or decision taken or made or to be taken or made under the Plan or Program, as the case may be, by the Committee, the Company or the Board of Directors.

      Subject to any applicable forfeiture provisions provided in the Programs, each Participant shall have a vested, unconditional and nonforfeitable right to receive a distribution or distributions of the amount credited to such Participant's respective accounts, but only at, and not until, the time or times and only in the manner provided for in the Plan or applicable Programs. However, no funds, securities or other property of any nature shall be segregated or earmarked for any current or former Participant, beneficiary or other person. Accordingly, no current or former Participant, beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in an account in any fund or specific sum of money, in any asset or in any shares of stock that may be acquired by the Company in respect of its obligations hereunder, the sole right of the Participant being to receive distributions, as set forth in the Plan or Programs, as a general creditor of the Company with an unsecured claim against the Company's general assets.

      The Plan and Programs shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and the Participants and their heirs, administrators and personal representatives.

      11.4 Governing Law. The Plan and Programs shall be construed in accordance with and governed by the laws of the State of Delaware.

                           XII.  Interpretation

      The Plan and the Programs thereunder are designed and, to the extent determine by the Committee, in its discretion, intended to comply with Rule 16b-3 and Section 162(m), in each case, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

X     Please mark your
      votes as in this
      example.
                                                                      6700

             This proxy form represents all shares of Wrigley stock (both Common and Class B Common) held in the registration indicated below.

For employee stockholders, this includes your shares held in the savings plan.

      The Board of Directors recommends a vote FOR Items 1, 2 and 3.




                  FOR   WITHHELD

1. Election of
   Directors
   (see reverse)

                  FOR     AGAINST                   ABSTAIN

2. Adoption of
   Management
   Incentive Plan
   (see reverse)

                  FOR     AGAINST                   ABSTAIN

3. Appointment
   of Auditors
   (see reverse)

*For all nominee(s) except vote withheld from the following:

                                              Change of
                                              Address

                        Note: Please sign exactly as name appears on this form. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.

                         SIGNATURE(S)                          DATE

                           FOLD AND DETACH HERE


[Wm. WRIGLEY Jr. Company Letterhead]

                                                          February 5, 1997

Dear Stockholder:

You are cordially invited to attend the 94th Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company, which will be held in the Wrigley Building, 410 N. Michigan Avenue, Chicago, Illinois, at 9:00 a.m., on Wednesday, March 5, 1997.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Whether or not you plan to attend this meeting, please sign, date and return your proxy form above as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is very important that your stock be represented.

                                                            Sincerely,


                                                       WILLIAM WRIGLEY
                                                         President and
                                               Chief Executive Officer

Wm. WRIGLEY Jr. Company                                         PROXY FORM

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 5, 1997.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of both classes of stock will be voted as set forth in the proxy statement FOR the election of Directors, FOR the adoption of the Management Incentive Plan and FOR the appointment of Auditors.

The stockholder represented herein appoints William Wrigley, Robert P. Billingsley, Wm. M. Piet, or any of them, proxies with power of substitution to vote all shares of Common Stock and Class B Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company to be held in the Wrigley Building, Chicago, Illinois, on March 5, 1997, at 9:00 a.m., and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

      The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1. ELECTION OF DIRECTORS      2. ADOPTION OF MANAGEMENT      3. APPOINTMENT OF AUDITORS
The nominees are:             INCENTIVE PLAN                 To ratify the appointment of independent
Charles F. Allison III (1),   To approve the adoption of     auditors, Ernst & Young LLP, for the year
Douglas S. Barrie (2),        the Wm. Wrigley Jr. Company    1997 ending December 31, 1997.
Lee Phillip Bell (3),         Management Incentive Plan.
Robert P. Billingsley (4),
Thomas A. Knowlton (5),
Penny Pritzker (6),
Richard K. Smucker (7),
William Wrigley (8) and
William Wrigley, Jr (9).

Your vote is Important!
Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.
If you attend the meeting, you may revoke your proxy and vote in person.

Change of address:

(If you have written in the above space, please mark the "Change of Address" box on the reverse of this card.)

                             FOLD AND DETACH HERE

TO MAKE SURE THAT YOUR VOTE ARRIVES AT OUR TABULATOR IN TIME TO BE COUNTED, YOU MAY WISH TO VOTE BY PHONE OR BY FACSIMILE.

TO VOTE BY PHONE (touch tone):
      1) Have your proxy card handy.
      2) Call First Chicago Trust at 800-OK 2 VOTE.
      3) Follow the automated instructions.

TO VOTE BY FACSIMILE:
      1) Make a copy of both sides of your proxy card.
      2) Fax them to First Chicago Trust at 312-407-3021.